Exhibit 99.1
Contact: Neenah, Inc.
Bill McCarthy
Vice President — Investor Relations
678-518-3278

Neenah Reports First Quarter 2019 Results
E.P.S. of $0.69 per share

ALPHARETTA, GEORGIA — May 2, 2019 — Neenah, Inc. (NYSE:NP) today reported first quarter 2019 results.

First Quarter Highlights

•
Net sales of $239.7 million decreased 10 percent compared with $266.5 million in the prior year. On a constant currency basis, and excluding the impact of the December 2018 sale of the Brattleboro mill, net sales were down 5 percent.

•	Earnings per diluted common share (E.P.S.) of $0.69 compared with earnings of $0.95 ($1.04 adjusted) per share in 2018.

•
There were no adjustments to earnings in the first quarter of 2019. In 2018, adjusted earnings excluded a SERP settlement loss of $0.04 per share and a $0.05 per share adjustment due to changes in estimates related to the Tax Cuts and Jobs Act of 2017 ("TCJA").

•	Cash generated from operations of $3.0 million decreased from $8.1 million in the first quarter of 2018.

•	Quarterly cash dividends of $0.45 per share compared with $0.41 per share in the prior year period.

•
Following the disposition of the Brattleboro mill in December 2018, remaining products in the Other business segment (with annual sales of approximately $16 million) began being managed and reported as part of the Technical Products business segment. Comparable 2018 results for this remaining business have been recast within the Technical Products segment.

“Adjusted E.P.S.” is a non-GAAP measure used to enhance understanding and comparability of year-on-year results and is reconciled to GAAP figures later in this release.

"Expected higher year on year input costs and currency, as well as soft global market conditions, significantly impacted first quarter results. As promised, our teams have successfully implemented pricing actions that will overcome both unrecovered input cost increases from 2018 as well as higher costs expected this year. At the same time, we’re working to carefully manage our costs and capacity in line with demand to improve operational efficiencies and margins,” said John O’Donnell, Chief Executive Officer. “Our longer term growth catalysts remain in place and we continue to look for additional opportunities to add value as we invest in our strategies, maintain a responsible balance sheet and provide shareholders with an attractive dividend.”

Quarterly Consolidated Results

Income Statement

Consolidated net sales of $239.7 million in the first quarter of 2019 decreased 10 percent compared with $266.5 million in the first quarter of 2018. Lower revenues resulted from the divestiture of the Brattleboro mill in December 2018, unfavorable foreign currency effects in Technical Products, and lower volumes in both segments reflecting weaker global market conditions. These items were partly offset by increased selling prices in both segments and a more favorable Technical Products mix.

Selling, general and administrative (SG&A) expense of $25.3 million in the first quarter of 2019 decreased from $26.8 million in the prior year due to reduced spending, timing of costs, and lower expense following the sale of the Brattleboro mill.

Operating income of $17.4 million in the first quarter of 2019 decreased $6.7 million compared to $24.1 million in 2018. After excluding a $0.8 million SERP settlement loss in 2018, adjusted operating income decreased $7.5 million. The decrease was due to $11.8 million of higher manufacturing costs, comprised of $7.7 million of higher input costs and $4.1 million of operational cost inefficiencies mostly related to lower sales and production volumes. These increased costs were partly offset by higher selling prices, lower selling, general, and administrative expenses and distribution costs, and a higher value sales mix.

Net interest expense of $3.2 million in the first quarter of 2019 was slightly below $3.3 million in the first quarter of 2018.

The effective income tax rate was 17 percent in the first quarter of 2019 and 22 percent in the first quarter of 2018. The effective income tax rate for the three months ended March 31, 2018 included an unfavorable adjustment related to provisional estimates of the impacts of the TCJA, while the rate in the first quarter of 2019 reflected a favorable adjustment to the reserve for uncertain tax positions following completion of a German tax audit. The effective income tax rate in both periods reflected the benefit of research and development tax credits and excess tax benefits from stock compensation.

Cash Flow and Balance Sheet Items

Cash provided from operations in the first quarter of 2019 was $3.0 million compared with $8.1 million in the first quarter of 2018. The reduction in cash flows resulted primarily from lower operating income. Both periods reflected expected seasonal increases in working capital, as receivables and inventories grew from year-end lows.

Capital spending of $4.3 million in the first quarter of 2019 decreased from $7.6 million in the prior year.

Debt as of March 31, 2019 was $246.1 million compared to $239.1 million as of December 31, 2018, while cash and cash equivalents as of March 31, 2019 were $7.6 million compared to $9.9 million as of December 31, 2018.

Quarterly Segment Results

Technical Products net sales of $140.0 million in the first quarter decreased 9 percent, from $153.5 million in the prior year, and were down 5 percent on a constant currency basis. The revenue decline resulted from lower volumes due to weaker global market conditions and negative foreign currency impacts, partly offset by higher net selling prices and a higher value mix.

Operating income of $11.3 million in the first quarter of 2019 decreased $6.2 million compared with prior year income of $17.5 million. Operating income decreased as increased selling prices and a higher-value mix were more than offset by the impacts of lower sales and $7.1 million of higher manufacturing costs, including equal amounts of higher input costs and operational inefficiencies mostly related to lower volumes. Negative foreign currency impacts due to a weaker euro additionally reduced operating income by $0.7 million.

Fine Paper and Packaging net sales of $99.7 million in the first quarter of 2019 decreased 11 percent, from $111.6 million in the prior year. Approximately half of the decline was due to the sale of Brattleboro, with the remainder mostly due to lower commercial print volume. These items were partly offset by higher selling prices.

Operating income of $11.9 million in the first quarter of 2019 decreased $0.9 million from $12.8 million in the prior year, due to $4.1 million of higher input costs that were mostly offset by benefits from higher selling prices, lower SG&A and distribution costs, and the sale of the Brattleboro mill.

Unallocated Corporate and Other costs in the first quarter of 2019 were $5.8 million compared with $6.2 million in the prior year period. Costs in 2018 included a $0.8 million SERP settlement loss.

Reconciliation to GAAP Measures

The Company will report adjustments to GAAP figures when they are believed to improve the comparability and understanding of results. In these instances, a reconciliation of adjusted income measures to comparable GAAP measures will be provided, as shown below:

There were no adjustments in the first quarter of 2019. In the first quarter of 2018, there was a $0.8 million SERP settlement adjustment to operating income, and a $0.9 million tax adjustment related to the TCJA.

	First Quarter
Continuing Operations ($ Millions)	2019	2018
GAAP Operating Income	$17.4	$24.1
SERP settlement loss	—	0.8
Adjusted Operating Income	$17.4	$24.9

GAAP Income	$11.8	$16.2
SERP settlement loss	—	0.6
Tax adjustments	—	0.9
Adjusted Income	$11.8	$17.7

GAAP Earnings per Diluted Common Share	$0.69	$0.95
SERP settlement loss	—	0.04
Tax adjustments	—	0.05
Adjusted Earnings per Share	$0.69	$1.04

Diluted Shares	16,921	17,006

Conference Call

A conference call and webcast to discuss first quarter earnings and other matters of interest will be held as noted below. To participate actively in the call, parties should use the telephone dial-in numbers.

Date: Friday, May 3, 2019
Time: 11:00 AM (EDT)
Dial-In #: (877) 444-2208 Toll Free or (412) 317-5236 International
To be joined into: Neenah Call

Interested parties are invited to listen to the call live via webcast by visiting www.neenah.com and clicking on Investor Relations. Supplemental Information can be found on the Company’s web site under the Investor Relations - Presentations & Events section. An archive of the webcast will be available on the Company's web site until June 7, 2019.

A replay of the call will be available until May 10, 2019, with dial-in numbers of (877) 344-7529 in the U.S., (855) 669-9658 in Canada, and (412) 317-0088 international, using conference ID 10130717.

About Neenah

Neenah is a leading global specialty materials company, focused on premium niche markets that value performance and image. Key products and markets include advanced filtration media, specialized performance substrates used for digital transfer, tape and abrasive backings, labels and other products, and premium printing and packaging papers. The Company is headquartered in Alpharetta, Georgia and its products are sold in over 80 countries worldwide from manufacturing operations in the United States, Europe and the United Kingdom. Additional information can be found at the Company’s web site, www.neenah.com.

Cautionary Note Regarding Forward-Looking Statements

Certain statements in this press release may constitute “forward-looking” statements as defined in Section 27A of the Securities Act of 1933 (the “Securities Act”), Section 21E of the Securities Exchange Act of 1934 (the “Exchange Act”), the Private Securities Litigation Reform Act of 1995 (the “PSLRA”), or in releases made by the U.S. Securities and Exchange Commission (“SEC”), all as may be amended from time to time. Statements contained in this press release that are not historical facts may be forward-looking statements within the meaning of the PSLRA and we caution investors that any forward-looking statements we make are not guarantees or indicative of future performance. These forward-looking statements rely on a number of assumptions concerning future events and are subject to risks, uncertainties and other factors, many of which are outside of our control and could cause actual results to materially differ from such statements. Such risks, uncertainties and other factors include, but are not necessarily limited to, those set forth under the captions “Cautionary Note Regarding Forward-Looking Statements” and/or “Risk Factors” of our latest Form 10-K filed with the SEC as periodically updated by subsequently filed Form 10-Qs (these securities filings can be located on our website at www.neenah.com). Unless specifically required by law, we assume no obligation to update or revise these forward-looking statements to reflect new events or circumstances.  These cautionary statements are being made pursuant to the Securities Act, the Exchange Act and the PSLRA with the intention of obtaining the benefits of the “safe harbor” provisions of such laws.

NEENAH, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In millions, except share and per share data)
(Unaudited)

	Three Months Ended March 31,
	2019	2018
Net sales	$239.7	$266.5
Cost of products sold	196.0	214.1
Gross profit	43.7	52.4
Selling, general and administrative expenses	25.3	26.8
SERP settlement loss	—	0.8
Other expense - net	1.0	0.7
Operating income	17.4	24.1
Interest expense - net	3.2	3.3
Income from continuing operations before income taxes	14.2	20.8
Provision for income taxes	2.4	4.6
Net income	$11.8	$16.2

Earnings Per Common Share
Basic	$0.70	$0.96
Diluted	$0.69	$0.95

Weighted Average Common Shares Outstanding (in thousands)
Basic	16,862	16,847
Diluted	16,921	17,006

NEENAH, INC. AND SUBSIDIARIES
BUSINESS SEGMENT DATA
(In millions)
(Unaudited)

	Three Months Ended March 31,
	2019	2018
Net Sales:
Technical Products	$140.0	$153.5
Fine Paper and Packaging	99.7	111.6
Other	—	1.4
Consolidated	$239.7	$266.5

Operating Income:
Technical Products	$11.3	$17.5
Fine Paper and Packaging	11.9	12.8
Other	—	—
Unallocated corporate costs	(5.8)	(6.2)
Consolidated	$17.4	$24.1

RECONCILIATION OF SEGMENT OPERATING INCOME
(In millions)
(Unaudited)

	Three Months Ended March 31,
	2019	2018
Technical Products
GAAP Operating Income	$11.3	$17.5
Adjustments	—	—
Adjusted Operating Income	11.3	17.5

Fine Paper and Packaging
GAAP Operating Income	11.9	12.8
Adjustments	—	—
Adjusted Operating Income	11.9	12.8

Other/Unallocated Corporate
GAAP Operating Loss	(5.8)	(6.2)
SERP Settlement Loss	—	0.8
Adjusted Operating Loss	(5.8)	(5.4)

Consolidated
GAAP Operating Income	17.4	24.1
SERP Settlement Loss	—	0.8
Adjusted Operating Income	$17.4	$24.9

 NEENAH, INC. AND SUBSIDIARIES
SELECTED BALANCE SHEET DATA
(In millions)
(Unaudited)

	March 31, 2019	December 31, 2018
ASSETS
Current Assets
Cash and cash equivalents	$7.6	$9.9
Accounts receivable - net	126.5	114.8
Inventories	135.3	131.6
Prepaid and other current assets	16.4	21.6
Total Current Assets	285.8	277.9
Property, Plant and Equipment - net	389.5	396.2
Lease Right-of-Use Assets	16.2	—
Deferred Income Taxes	15.6	16.4
Goodwill and Other Intangibles - net	152.7	154.7
Other Noncurrent Assets	16.1	16.0
Total Assets	$875.9	$861.2

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities
Debt payable within one year	$2.7	$2.3
Lease liabilities payable within one year	3.1	—
Accounts payable	59.6	63.3
Accrued expenses	49.3	55.2
Total Current Liabilities	114.7	120.8
Long-term Debt	243.4	236.8
Deferred Income Taxes	14.1	14.4
Noncurrent Employee Benefits	91.5	92.9
Noncurrent Lease Liabilities	13.9	—
Other Noncurrent Obligations	4.1	6.1
Total liabilities	481.7	471.0
Stockholders’ Equity	394.2	390.2
Total Liabilities and Stockholders’ Equity	$875.9	$861.2

NEENAH, INC. AND SUBSIDIARIES
SELECTED CASH FLOW DATA
(In millions)
(Unaudited)

	Three Months Ended March 31,
	2019	2018
Operating Activities
Net income	$11.8	$16.2
Depreciation and amortization	8.8	9.4
Stock-based compensation	1.9	1.8
Deferred income tax provision	0.5	2.3
SERP settlement loss	—	0.8
Non-cash effects of changes in liabilities for uncertain income tax positions	(0.4)	0.1
Increase in working capital	(20.9)	(18.9)
Pension and other postretirement benefits	1.5	(3.5)
Other	(0.2)	(0.1)
Net cash provided by operating activities	3.0	8.1

Investing Activities
Capital expenditures	(4.3)	(7.6)
Purchase of marketable securities	(0.2)	—
Other	(0.2)	(0.3)
Cash used in investing activities	(4.7)	(7.9)

Financing Activities
Long-term borrowings	62.9	104.2
Repayment of debt	(55.5)	(90.5)
Debt issuance costs	(0.2)	—
Cash dividends paid	(7.6)	(7.0)
Shares purchased	(0.3)	(5.3)
Proceeds from exercise of stock options	—	0.1
Cash provided by (used in) financing activities	(0.7)	1.5

Effect of exchange rates on cash and cash equivalents	0.1	0.2
Net increase (decrease) in cash and cash equivalents	(2.3)	1.9
Cash and cash equivalents, beginning of the year	9.9	4.5
Cash and cash equivalents, end of period	$7.6	$6.4